Exhibit 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:	Jennifer Schmidt
Phone:	949.333.1721
Email:	jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES

SPRING CREEK OF EDMOND IN EDMOND, OKLAHOMA

IRVINE, Calif., Mar. 15, 2012 – Steadfast Income REIT, Inc. announced today the $19.35 million acquisition of Spring Creek of Edmond, a 252-unit community in Edmond, Okla., a city ranked first in CNBC’s 2011 list of “Perfect Suburbs” due to its strong public schools, low unemployment, educated workforce and diverse economy.

“Both the community of Edmond and the larger Oklahoma City area have enviable statistics for unemployment, job growth, average household incomes and education,” said Rodney F. Emery, CEO and president of Steadfast. “We believe the strength and diversity of Oklahoma City’s economy will favor a tightening apartment market for the foreseeable future.”

Spring Creek was built in 1974 and underwent an extensive $5.4 million renovation in 2010 that replaced roofs and windows and added unit upgrades including granite countertops, new kitchen and bath cabinetry and vinyl wood flooring. The garden-style property is 95% occupied with a mix of one-, two- and three-bedroom apartments and townhomes that average approximately 1,050 square feet and have in-place monthly rents that average $820.

Residents enjoy amenities that include fully equipped kitchens with stainless steel appliances, private balconies or patios, washer/dryer connections, two pools, a clubhouse and a fitness center. In addition, select units have wood-burning fireplaces.

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2-2-2 Steadfast Income REIT Acquires Spring Creek at Edmonds Apartments

Spring Creek is located less than 15 miles from downtown Oklahoma City in a predominantly single-family residential area of southern Edmond. The property is adjacent to the local high school and middle school and the University of Central Oklahoma is less than a mile away. The city of Edmond touts an unemployment rate of 4.9%. Additionally, 99% of the public school students graduate high school and over 50% of the population has at least a bachelor’s degree.

Spring Creek is the REIT’s 11th acquisition and its first in Oklahoma. It also owns properties in Missouri, Iowa, Kentucky, Kansas and Illinois.

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.

The REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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